UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2019

CEVA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

1174 Castro Street, Suite 210, Mountain View, CA (Address of Principal Executive Offices)	94040 (Zip Code)

650/417-7900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 per share	CEVA	The NASDAQ Stock Market LLC

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Amendment of the 2019 Equity Award of Chief Executive Officer

On May 7, 2019, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CEVA, Inc. (the “Company”) approved an amendment to the 2019 long-term equity award of Gideon Wertheizer, the Chief Executive Officer of the Company, effective immediately.

The Committee believes that long-term equity awards, including restricted stock units (“RSUs”), are an important element of the compensation package for the Company’s executive officers. The Committee recognizes that long-term equity awards provide an incentive for the Company’s executive officers to maximize stockholder value because such equity awards are rewards for its executive officers only to the extent that stockholders also benefit. Since 2015, the Company’s executive officers have been granted only RSUs in consideration of the dilutive effects of other forms of long-term equity awards such as stock options.

Prior Equity Award

On February 19, 2019, the Committee approved and Mr. Wertheizer received a time-based equity award of 30,000 RSUs that vest in a three-year period (the “Prior RSU Award”).

Stockholder Feedback Received

During recent engagements with stockholders by the Company, including discussions the Chairman of the Board had with the Company’s significant stockholders, some of the Company’s stockholders expressed a view that performance-based long-term equity awards for the Chief Executive Officer, rather than time-based long-term equity awards, better align with stockholder interests.

Compensation Committee Action:

The Committee values feedback from the Company’s stockholders and in response to the feedback, the Committee and Mr. Wertheizer mutually agreed to amend the Prior RSU Award such that in lieu of the time-based 30,000 RSUs previously granted to Mr. Wertheizer, he would receive (1) 10,000 time-based RSUs with the same three-year vesting schedule and the same other terms and conditions, and (2) an opportunity to receive up to 24,000 performance-based PSUs shares (the “PSUs”). With respect to the PSUs, below are the performance criterion and other parameters of the award:

Financial Target	Threshold for Initial Vesting of the PSU	100% Achievement of Target	Linear Calculation from 90% to 100% of Target	Linear Calculation from 100% to 120% of Target
2019 license and related revenue amount in the budget approved by the Board (the “2019 License Revenue Target”)	Achievement of 90% of 2019 License Revenue Target	If the Company achieves 100% of the 2019 License Revenue Target, Mr. Wertheizer would receive 20,000 PSUs, which are subject to a three-year vesting period as discussed below.

If the Company’s actual result is above 90% to 99% of the 2019 License Revenue Target, 91% to 99% of the 20,000 PSUs would be subject to vesting. For illustration purposes, if the Company achieves 95% of the 2019 License Revenue Target, Mr. Wertheizer would receive 19,000 PSUs, which are subject to a three-year vesting period as discussed below.

If the Company’s actual result exceeds 100% of the 2019 License Revenue Target, every 1% increase of the 2019 License Revenue Target, up to 120%, would result in an increase of 1% of the 20,000 PSUs. For illustration purposes, if the Company achieves 105% of the 2019 License Revenue Target, Mr. Wertheizer would receive 21,000 PSUs, which are subject to a three-year vesting period as discussed below.

Subject to achievement of the threshold for the 2019 License Revenue Target, the vesting for the PSUs is a three year period, with 1/3 of the PSUs vest on February 19, 2020, and thereafter 1/3 of the remaining PSUs would vest on each of February 19, 2021 and February 19, 2022.

The Committee believes that the Company’s executive compensation program closely links to the Company’s business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation. The amendment to the Prior RSU Award to incorporate a substantial performance-based equity award component further enhances the alignment of pay with performance for executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: May 9, 2019	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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